Exhibit 10.1
AMERICAN MEDICAL SYSTEMS, INC.
EXECUTIVE VARIABLE INCENTIVE PERFORMANCE AWARDS
For 2011
I. PURPOSE
American Medical Systems, Inc. (AMS) is dedicated to excellence in performance and in creating a strong link between performance and compensation. The Executive Variable Incentive Performance Awards for 2011 are designed to reward senior AMS management team members with performance-based compensation for achieving and surpassing specified company financial goals related to long-term company growth and business improvement. The awards are intended to align executive incentives with shareholder value drivers of sales growth, net income and cash flow, and are issued as performance awards under the AMS 2005 Stock Incentive Plan (as amended and restated through April 30, 2009). Collectively, the awards are referred to as the Plan.
II. PERFORMANCE MEASURES
Bonus payments under the Plan will be determined by comparing three key corporate performance measures — Net Sales, Net Income and Cash Flow — to budgeted performance established in the 2011 Operating Plan, as approved by the Board. Each of these measures is assessed separately. If there is a material unanticipated event such as an acquisition, actual results shall be adjusted to exclude the event for purposes of comparing to the original Plan targets. Any such adjustment will be approved by the Compensation Committee of the Board of Directors, with the exception of non-recurring type charges, which management determines should be excluded for external reporting of Non-GAAP financial results.
Net Sales performance is 40% of the total target bonus and is evaluated quarterly based upon net sales reported in the applicable earnings release, as adjusted for the impact of currency fluctuations from the original plan, described below. Net Sales performance is measured quarterly on the basis of actual results for the quarter, compared to the operating plan for the quarter to calculate the percentage of weighted achievement. No bonus will be earned with respect to Net Sales performance for a relevant measurement period until 95% of operating plan performance for the relevant period is achieved. Below 95% performance, 0% of the target bonus is paid, at 95% performance, 50% of the target bonus for Net Sales will be paid. Above 95%, the bonus percent increases on a linear scale, with 100% of the target bonus for Net Sales paid at 100% performance compared to the operating plan for the relevant period. Above 100%, the bonus percent also increases on a linear scale in which 10% of bonus is paid for every 1% of incremental Plan achievement and a maximum of two times target bonus for Net Sales is paid at 110% of performance compared to the operating plan for the relevant period. For purposes of this calculation, Net Sales is defined as US GAAP-determined net sales, restated to the US Dollar equivalent net sales, using the exchange rates established for use in the 2011 operating plan, a table of which is published as part of the operating plan for the given year.
Net Income performance is 30% of the total target bonus and is evaluated quarterly based upon non-GAAP adjusted net income reported in the applicable earnings release. Net Income performance is measured quarterly on the basis of actual results for the quarter, compared to the operating plan for the quarter to calculate the percentage of achievement. No bonus will be earned with respect to Net Income performance for a relevant measurement period until 90.1% of operating plan performance for the relevant period is achieved. At 90% performance, 0% of the target bonus for Net Income will be paid. Above 90%, the bonus percent increases on a linear scale, with 100% of the target bonus for Net Income paid at 100% performance compared to the operating plan for the relevant period. Above 100%, the bonus percent also increases on a linear scale in which 10% of bonus is paid for every 1% of incremental Plan achievement and a maximum of two times target bonus for Net Income is paid at 110% of performance compared to the operating plan for the relevant period. For purposes of this calculation, Net Income will not be adjusted for foreign exchange fluctuations and will exclude non-recurring charges, as described above.
Cash Flow, defined as net cash provided by operating activities, less capital expenditures, is 30% of the total target bonus and is evaluated annually based upon results reported in the applicable earnings release. No bonus will be earned with respect to Cash Flow performance for the relevant measurement period until 85.1% of operating plan performance is achieved. At 85% performance, 0% of the target bonus for Cash Flow will be paid.

Above 85%, the bonus percent increases on a linear scale, with 100% of the target bonus for Cash Flow paid at 100% performance compared to the operating plan for the relevant period. Above 100%, the bonus percent also increases on a linear scale, with 133% of bonus paid at 105% and 167% of bonus paid at 110% and a maximum of two times target bonus for Cash Flow paid at 115% of performance compared to the annual operating plan. Cash Flow will not be adjusted for foreign exchange fluctuations and will exclude non-recurring charges, as described above.
III. PERFORMANCE AWARD (BONUS) PAYOUT
Target bonus amounts are established for each individual participant in the Plan based upon his/her position. If a Plan participant’s position changes during the year, the individual’s target bonus may be changed, if so approved by the President and CEO and the Compensation Committee. The target bonus amounts for any individual who has been designated as a “covered employee” may only be decreased during the year. Any change to the target bonus rate should become effective in the quarter following the change.
For each quarter, the actual bonus payout will be equal to 25% of the participant’s annual target, multiplied by the plan achievement percentage for each of Net Sales and Net Income (weighted 40% and 30% respectively). For the fourth quarter, the bonus will also include any full-year payout for Cash Flow, which will represent the full year, weighted 30%.
Bonus payments will be issued as soon as feasible after public filing of the applicable earnings release for a completed quarterly or annual measurement period, and following the certification in writing by the Compensation Committee that the performance goals were satisfied. In the unlikely event an adjustment occurs to financial results issued as part of the earnings release, prior to filing the applicable Form 10-Q or Form 10-K, the impact of this adjustment would be reflected in the following quarter. The payout for the 4th quarter bonus and full-year bonus for 2011 will occur by March 15, 2012.
IV. PARTICIPATION
The participants in the Plan are as designated for participation by the Compensation Committee, and any new officers and Vice Presidents appointed during the year and approved by the Compensation Committee, provided the outcome is substantially uncertain at the time target bonus award goals are established. Each position has its own target bonus based on market data. Unless otherwise specifically provided by the Compensation Committee, an employee who begins participation after the beginning of a performance period, and at least ten (10) days before the end of the performance period, will receive a pro-rated bonus based on the ratio of the number of days of employment in the period over the total number of days in the period. The performance goals and bonus formula for a bonus award that has been designated by the Compensation Committee as a performance based “covered award” under Internal Revenue Code section 162(m) must be established by the Compensation Committee before the earlier of 90 days after the start of the period of service to which the performance goal relates or the date on which 25% of the period of service to which the performance goal relates has elapsed.
Generally, in order to receive payment for the bonus, a participant must be employed through the end of the calendar quarter, for respective quarterly payouts and through the end of the calendar year for annual payouts. A participant who voluntarily resigns or who is terminated for cause prior to the end of the calendar quarter for quarterly payouts and prior to the end of the calendar year for annual payouts will automatically forfeit the bonus payment. If a participant’s employment is involuntarily terminated without cause prior to the end of the calendar quarter for quarterly payouts and prior to the end of the calendar year for annual payouts, the participant may be entitled to receive a prorated calendar quarter bonus and annual bonus based on the participant’s days of employment during the applicable calendar quarter or calendar year performance period. A participant’s right to a prorated bonus will be determined by the separate agreement, policy or plan, if any, that addresses the participant’s right to severance following an involuntary termination without cause.
V. APPROVAL, AUTHORIZATION, AND TERMS
This Plan has been approved by the Compensation Committee of the Board of Directors. Any modifications or adjustments to the Plan must be approved by the Compensation Committee of the Board of Directors.

Participation in the Plan is not an employment contract or any implied assurance of continued employment or any benefit hereunder.